                                     SCHEDULE 14A
                                    (RULE 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.              )

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /
Check the appropriate box:
/ / Preliminary Proxy Statement   / /  Confidential, For Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2)

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                               PACIFIC BIOMETRICS, INC.
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Character)

-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
-------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5) Total fee paid:

-------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials:

-------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1) Amount previously Paid:

-------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
(3) Filing Party:

-------------------------------------------------------------------------------
(4) Date Filed:

--------------------------------------------------------------------------------

October 13, 1997


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pacific Biometrics, Inc. which will be held in the Company's offices, located at 220 W. Harrison, Seattle, Washington, on Thursday, November 13, 1997 at 10:00 a.m. (local time). Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

At the meeting, in addition to electing six directors and ratifying the appointment of auditors, you will be asked to consider and vote on a proposal to amend the Company's 1996 Stock Incentive Plan. This proposal is more fully discussed in the accompanying Proxy Statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR the election of directors and the ratification of auditors and FOR the Stock Incentive Plan proposal.

It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/S/ Paul G. Kanan
-----------------
   Paul G. Kanan

                               PACIFIC BIOMETRICS, INC.
                               -----------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD NOVEMBER 13, 1997
                             ----------------------------

    The Annual Meeting of Stockholders of Pacific Biometrics, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company, 220 W. Harrison, Seattle, Washington on November 13, 1997, at 10:00 a.m., for the following purposes:

    1. To elect six directors of the Company to serve for a term of one year and until their respective successors shall be elected and shall qualify;

    2. To increase the total number of shares of Common Stock subject to options available under the Company's 1996 Stock Incentive Plan; and

    3. To ratify the appointment of Coopers and Lybrand, LLP as auditors of the Company for the year ending June 30, 1998;

    4. To consider and act upon such other matters as may properly come before the meeting.

    Only stockholders of record at the close of business on October 9, 1997 are entitled to notice of and to vote at the meeting, including any adjournments thereof.

                             By Order of the Board of Directors

                             /S/ Paul G. Kanan
                             ----------------------------------
                             Paul G. Kanan
                             President and Chief Executive Officer

Irvine, California
October 13, 1997


IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies and will ensure that your shares are voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

                               PACIFIC BIOMETRICS, INC.
              ---------------------------------------------------------

                                   PROXY STATEMENT

                          FOR ANNUAL MEETING OF STOCKHOLDERS
                                  NOVEMBER 13, 1997

              ---------------------------------------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Biometrics, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the offices of the Company, 220
W. Harrison, Seattle, Washington on November 13, 1997, at 10:00 a.m., and at any adjournments thereof.

    Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors, in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    The principal executive office of the Company is located at 1370 Reynolds Avenue, Suite 119, Irvine, California 92614. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent or given to stockholders is October 13, 1997.

    Stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on October 9, 1997 (the "Record Date") shall be entitled to one vote for each share then held. On October 9, 1997, there were outstanding 3,705,522 shares of Common Stock. As of October 9, 1997, members of management of the Company beneficially held an aggregate of 1,045,441 shares of Common Stock or 28.2% of the total outstanding shares of Common Stock entitled to vote at the Meeting.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

    The following table sets forth certain information as of October 1, 1997 with respect to the number of shares of Common Stock beneficially owned by (i) those persons known to the Company to be the owners of more than five percent of the Common Stock, (ii) each director of the Company (one of whom is the Chief Executive Officer of the Company) and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the listed persons has sole voting and investment power with respect to the shares beneficially owned by such stockholder.


       NAME AND ADDRESS(1)                   AMOUNT AND          PERCENT OF
       -------------------                     NATURE           COMMON STOCK
                                            OF BENEFICIAL        OUTSTANDING
                                           OWNERSHIP(2)(3)     -------------
                                           ---------------

       Ellen A. Rudnick(4)                    291,674               7.4%

       Paul G. Kanan(5)                       287,674               7.3%

       G. Russell Warnick(6)                  141,044               3.8%

       Elizabeth Teng Leary, Ph.D.(7)         110,125               3.0%

       Mary L. Campbell(8)                    305,178               8.2%

       Craig M. Goldstone(9)                  222,689               5.8%

       Terry M. Giles(10)                     311,268               8.4%

       Douglas S. Harrington, M.D.(11)         30,233                 *

       Peter B. Ludlum(12)                        474                 *

       All directors and officers as a      1,700,359              39.0%
       group (9 persons)(13)

-------------------------
* less than 1%.

(1) The address of each of these persons is c/o the Company, 1370 Reynolds Avenue, Suite 119, Irvine, California 92614.

(2) Unless otherwise noted, all persons named in the table have sole voting and dispositive power with respect to all Common Stock beneficially owned by them.

(3) Includes currently exercisable options and warrants to purchase shares of Common Stock.

(4) Includes 60,991 shares of Common Stock and 230,683 shares of Common Stock subject to currently exercisable warrants and options. Does not include 60,000 shares of Common Stock subject to options granted in July 1996 and 25,000 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(5) Includes 58,991 shares of Common Stock held by the Kanan Living Trust Dated May 15, 1990, of which Mr. Kanan is a co-trustee with his wife, and 228,683 shares of Common Stock subject to currently exercisable warrants and options. Does not include 60,000 shares of Common Stock subject to options granted in July 1996 and 25,000 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(6) Includes 114,164 shares of Common Stock and 26,880 shares of Common Stock subject to currently exercisable options and warrants. Does not include 60,000 shares of Common Stock subject to options granted in July 1996 and 15,000 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(7) Includes 86,865 shares of Common Stock and 23,260 shares of Common Stock subject to currently exercisable options and warrants. Does not include 60,000 shares of Common Stock subject to options granted in July 1996 and 15,000 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(8) Includes 303,910 shares of Common Stock (of which 5,206 shares were issued in connection with the conversion of certain indebtedness in July 1996) all held by Enterprise Development Fund I, L.P. ("EDF"), of which Enterprise Management, Inc. ("EMI") acts as general partner and in which Ms. Campbell is an officer and one of three directors. Ms. Campbell disclaims beneficial ownership as to all of said shares, except for approximately 21,000 shares (or approximately 7 percent of such shares) which represents her one-third interest in EMI which, in turn, holds an approximately 21 percent interest in EDF. Also includes 1,268 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(9) Includes 120,046 shares of Common Stock and 102,267 shares of Common Stock subject to currently exercisable options and warrants. Does not include 60,000 shares of Common Stock subject to options granted in July 1996 and 25,000 shares of Common Stock subject to options granted in September 1997 which have not yet vested. Also includes 1,268 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(10) Includes 300,000 shares of Common Stock and 10,000 shares of Common Stock subject to currently exercisable warrants. Also includes 1,268 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(11) Includes 29,857 shares of Common Stock subject to currently exercisable options and warrants. Does not include 30,000 shares of Common Stock subject to options granted in July 1996 which have not yet vested. Also includes 1,268 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(12) Does not include 50,000 shares of Common Stock subject to options granted in October 1996 and 7,500 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(13) Includes 1,045,441 shares of Common Stock and 654,918 shares of Common Stock subject to currently exercisable options and warrants. Does not include 492,500 shares of Common Stock subject to options granted to management which have not yet vested. In the event such options and warrants are fully exercised, management will hold an aggregate of approximately 2,192,859 shares or approximately 45.2 percent based on a total of 4,852,940 shares outstanding subsequent to such exercise.

                                      PROPOSAL 1

                                ELECTION OF DIRECTORS


     Six directors will be elected at the Meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote thereon is necessary for the election of directors. PROXIES RECEIVED WITH RESPECT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED BELOW, UNLESS OTHERWISE SPECIFIED IN THE PROXY. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve; however, should such a situation arise, proxies may be voted for the election of such other person(s) as director(s) as the holders of the proxies may, in their discretion, determine. There is no arrangement or understanding between any director and any other person pursuant to which such person was elected as a director.


NAME, BUSINESS           PRESENT PRINCIPAL OCCUPATION AND             DIRECTOR
ADDRESS AND AGE          PRINCIPAL OCCUPATION DURING LAST              SINCE
---------------            FIVE YEARS; OTHER ACTIVITIES               --------
                         --------------------------------

Ellen A. Rudnick         Ellen A. Rudnick has served as                 1996
 Age 46                  Chairman of the Company since
                         July 1996, and served from 1993
                         to 1996 as Chairman of the Board
                         and a director of BioQuant,
                         Inc., a wholly-owned subsidiary
                         of the Company ("BioQuant").
                         Since 1992, she has served as
                         Chairman of CEO Advisors, Inc.
                         ("CEO Advisors"), a health care
                         consulting company that she and
                         Mr. Kanan founded.  From 1990
                         through 1992, Ms. Rudnick served
                         as president and CEO of
                         Healthcare Knowledge Resources,
                         Inc., a health care information
                         company in Ann Arbor, Michigan
                         and as President of its
                         successor, HCIA.  She was
                         employed from 1975 to 1990 by
                         Baxter Healthcare Corporation,
                         most recently as Corporate Vice
                         President and President of its
                         Management Services Division.
                         She serves on the Boards of NCCI
                         and Lakeland Health Services and
                         Health Management Systems, Inc.,
                         a healthcare information
                         services company.  Ms. Rudnick
                         holds a B.A. degree from Vassar
                         College and an M.B.A. degree
                         from the University of Chicago
                         Graduate School of Business.

Paul G. Kanan            Paul G. Kanan has served since               1996
Age 51                   July 1996 as the President,
                         Chief Executive Officer and a
                         director of the Company, and
                         served from 1993 to 1996 as the
                         President and a director of
                         BioQuant.  Mr. Kanan is also an
                         officer and director of CEO
                         Advisors, a health care
                         consulting firm that he and Ms.
                         Rudnick founded in 1992.  From
                         1991 to 1992, Mr. Kanan operated
                         his own health care consulting
                         firm, and during part of such
                         period served as acting CEO and
                         CEO of SPS, Inc., a healthcare
                         service firm.  From 1988 to
                         1991, he served as President and
                         CEO of Oncotech, Inc., a medical
                         diagnostic company in Irvine,
                         California involved in the
                         development and marketing of
                         oncological testing.  From 1976
                         to 1988,

NAME, BUSINESS                PRESENT PRINCIPAL OCCUPATION AND      DIRECTOR
ADDRESS AND AGE               PRINCIPAL OCCUPATION DURING LAST       SINCE
---------------                 FIVE YEARS; OTHER ACTIVITIES        --------
                              --------------------------------

                              Mr. Kanan was employed by Baxter
                              Healthcare Corporation, most
                              recently as President of its
                              Chemotherapy Services Division.
                              He received his B.S.E. degree
                              from the University of Michigan
                              and an M.B.A. degree from
                              Harvard University Graduate
                              School of Business.

Mary L. Campbell              Mary L. Campbell has served as a       1996
Age 52                        non-employee officer in  the
                              capacity of Treasurer and a
                              director of the Company since
                              July 1996, and served as
                              secretary, treasurer and a
                              director of BioQuant from 1993
                              to 1996.  Since 1988, she has
                              served as the treasurer of
                              Enterprise Management, Inc., the
                              general partner of Enterprise
                              Development Fund, L.P., a
                              venture capital firm and
                              investor in BioQuant.  Since
                              1995, she has also served as
                              Vice President and Treasurer of
                              EDM, Inc., the general partner
                              of Enterprise Development
                              Fund II, Limited Partnership, a
                              venture capital firm formed in
                              1995.  From 1984 to 1987, she
                              was employed by Michigan Capital
                              and Service, Inc., a venture
                              capital subsidiary of the
                              National Bank of Detroit, most
                              recently as its president.  Ms.
                              Campbell also serves as a
                              director of Vista Restaurants
                              International and Synthon,
                              Incorporated, and is an adjunct
                              lecturer at the University of
                              Michigan's Graduate School of
                              Business.  Ms. Campbell holds
                              B.A. and M.B.A. degrees from the
                              University of Michigan and an
                              M.A. degree from Fairfield
                              University.

Craig M. Goldstone            Craig M. Goldstone, a director         1996
Age 40                        of the Company since July 1996,
                              was Chairman of the Board of
                              Pacific Biometrics, Inc., a
                              Washington Corporation and
                              wholly-owned subsidiary of the
                              Company ("PBI-WA") from 1995 to
                              1996.  He also serves as Senior
                              Vice President-Investments for
                              Paine Webber's New York office,
                              which he joined in January,
                              1995. From May 1991 to January
                              1995, Mr. Goldstone held Vice
                              President positions at Lehman
                              Brothers.

Terry M. Giles                Terry M. Giles has been a              1996
Age 48                        director of the Company since
                              July 1996 and was previously a
                              director of PBI-WA from 1995 to
                              1996.  In 1975, Mr. Giles
                              founded the law firm of Giles
                              and Burkhalter, Orange County,
                              California, of which he is a
                              member.  Mr. Giles has served on
                              the board of Computerland since
                              1987, and is a member of the
                              Board of Regents of Pepperdine
                              University.  He received his
                              B.A. from the California State
                              University of Fullerton and his
                              J.D. from Pepperdine University
                              School of Law.

NAME, BUSINESS                PRESENT PRINCIPAL OCCUPATION AND      DIRECTOR
ADDRESS AND AGE               PRINCIPAL OCCUPATION DURING LAST       SINCE
---------------                 FIVE YEARS; OTHER ACTIVITIES        --------
                              --------------------------------

Douglas S. Harrington, M.D.   Douglas S. Harrington, M.D. has        1996
Age 44                        served as the Secretary, a
                              director of the Company and
                              Chairman of the Board of the
                              Company's Scientific Advisory
                              Board since July 1996, and from
                              1993 to 1996 was Chairman of the
                              BioQuant Scientific Advisory
                              Board and a director since 1995.
                              Dr. Harrington has been Chief
                              Executive Officer and director
                              of ChromaVision Medical Systems,
                              Inc., a diagnostic
                              instrumentation company, since
                              January 1997.  From 1992 to
                              early 1995, Dr. Harrington was
                              the President of Nichols
                              Institute Reference Laboratory
                              in San Juan Capistrano,
                              California, a major reference
                              laboratory for esoteric testing.
                              Dr. Harrington also serves as an
                              Associate Clinical professor of
                              pathology and microbiology at
                              the University  of Nebraska
                              Medical Center, where he has
                              been a member of the faculty
                              since 1986.  Dr. Harrington has
                              87 publications including
                              papers, book chapters and
                              abstracts.  He received his B.A.
                              from the University of
                              California and his M.D. from The
                              University of Colorado Health
                              Sciences Center. He is board
                              certified in anatomical and
                              clinical pathology and
                              hematology.


     During the fiscal year ended June 30, 1997, the Company's Board of Directors held 7 meetings, which were attended by 100% of the then current directors in person or by telephone.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive compensation for serving on the Board of Directors as described below. The Company has established audit and compensation committees, comprised solely of non-employee directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board (and in the case of certain executive officers pursuant to employment agreements as described below).

     There is no family relationship among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

The Company's policy is not to pay compensation to directors who are also employees of the Company for their services as directors. The Company's compensation policy for non-employee directors is to grant such persons for each meeting attended in person up to a maximum of six meetings that number of stock options, based on the fair market value on the date of grant, equal to $1,000. The Company will also reimburse reasonable out-of-pocket expenses of directors for attendance at meetings.

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                   IN FAVOR OF THE RE-ELECTION OF THE SIX NOMINEES
                         TO THE COMPANY'S BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     The executive officers of the Company are listed below. There is no arrangement or understanding between any executive officer and any other person regarding selection as an officer.


     NAME              AGE           POSITION

Ellen A. Rudnick       46       Chairman of the Board

Paul G. Kanan          51       President, Chief Executive Officer and Director

G. Russell Warnick     53       Chief Scientific Officer and Founder

Elizabeth Teng Leary   49       Vice President and Director of Laboratories

Peter B. Ludlum        42       Vice President of Finance and Chief Financial
                                Officer


Paul G. Kanan        See "Proposal 1 - Election of Director" for biographical
                     information.

Ellen A Rudnick      See "Proposal 1 - Election of Director" for biographical
                     information.

G. Russell Warnick   G. Russell Warnick has served as the Company's Chief
                     Scientific Officer since July 1996. Mr. Warnick was a co-founder of PBI-WA and has served as its President from 1989 to 1996. From July 1976 to 1990, Mr. Warnick was associated with the University of Washington in a number of roles including research associate, research scientist and most recently Director of the Lipoprotein Laboratory at the Northwest Lipid Research Center. As an internationally recognized expert in cholesterol testing, he has been extensively involved in developing national guidelines for improving laboratory performance. He has authored over 150 books, chapters, articles and abstracts, primarily in areas of lipid/lipoprotein measurement and developed a method for measurement of HDL cholesterol that has been widely adopted by other clinical laboratories.
                     Mr. Warnick holds a B.A. in chemistry and an M.S. in biochemistry from Utah State University and an M.B.A. from City University of Seattle.

Elizabeth Teng Leary,
Ph.D., DABCC         Elizabeth Teng Leary has served as the Company's Vice
                     President and Director of Laboratories since July, 1996.
                     From 1989 to 1996, she was Vice President and Director of the Laboratory Division of PBI-WA. Dr. Leary has served in a number of clinical laboratory management positions prior to co-founding PBI-WA in 1989 with Mr. Warnick. Dr.
                     Leary served as the Director of Chemistry at Cooperative
                     Medical Laboratories of Providence Hospital, Everett
                     Washington from 1978 to 1989; Consultant to the Northwest
                     Lipid Research Center from 1988 to 1989; and Director of
                     Chemistry at the General Hospital of Everett from 1978 to 1989. Dr. Leary is a Diplomate of the American Board of
                     Clinical Chemistry and serves as Chair of the American
                     Association for Clinical Chemistry Lipid and Lipoproteins
                     Division.  She is also the Director of the CDC Cholesterol
                     Reference Method Laboratory at Pacific Biometrics Research
                     Foundation. Her focus in recent years has been standardization and method development in lipids and osteoporosis testing. She has authored over 25 publications and abstracts. Dr. Leary received her B.A.
                     from the University of California, Berkeley; her Ph.D. in biochemistry from Purdue University; and participated in post doctoral training in clinical chemistry at the University of Washington.

Peter B. Ludlum      Peter B. Ludlum has served as the Company's Vice President of Finance and Chief Financial officer since November
                     1997. From 1989 to 1997 Mr. Ludlum served as Controller of Derlan Industries, Inc., a diversified manufacturing company. From 1978 to 1986 Mr. Ludlum held accounting and finance positions for Safeguard Health Enterprises Inc.,
                     NERCO Inc., Bechtel Investments Inc., and Mobil
                     Corporation. Mr. Ludlum holds a B.S. degree in Business and Economics from Lehigh University, an M.B.A. degree from California State University, Fullerton and a C.M.A.
                     certificate in management accounting.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid by the Company with respect to each of the fiscal years presented for services in all capacities of the Company's Chairman, the Company's Chief Executive Officer and the Company's Chief Scientific Officer and Founder (the "Named Executive Officers"). No other executive officer of the Company earned in excess of $100,000 in any of such fiscal periods.



                                                         SUMMARY COMPENSATION TABLE

                                         Annual Compensation                     Long Term Compensation
                                         -------------------                     ----------------------
                                                         Other
                                                         Annual             Awards                                    All Other
Name and Principal            Salary           Bonus     Compen-        Restricted Stock   Options/     LTIP Payouts   Compen-
   Position         Year       ($)              ($)     sation ($)         Awards ($)      SARs (#)        ($)        sation ($)
------------------  -----    --------          -----    ----------    ------------------   ---------   -------------  -----------

Ellen A. Rudnick     1997    128,333              -              -              --            --              --           --
Chairman             1996          -              -      117,500(1)             --            --              --           --


Paul G. Kanan        1997    165,000              -              -              --            --              --           --
President, Chief     1996          -              -      117,500(1)             --            --              --           --
Executive Officer
and Director


G. Russell Warnick   1997     90,000         17,462              -              --            --              --           --
Chief Scientific     1996     84,166              -              -              --            --              --           --
Officer and Founder




--------------------------

(1) Amounts above reflect payments to such persons through CEO Advisors, a firm owned by Paul Kanan and Ellen Rudnick, for management services to BioQuant.
Such amounts reflect the receipt of cash of $24,000 and a promissory note in the amount of $93,500 in July 1996 in lieu of the remaining cash payment due under the management contract. The promissory notes matured on July 9, 1997, are still outstanding and bear interest at the rate of 7 percent per annum. The note holders have not demanded payment of such note. In consideration of receipt of such notes in lieu of cash, such persons also received stock options to purchase 27,100 shares of Common Stock at $3.45 per share.

For fiscal 1997, the named executive officers received the following option grants under the plan, no SAR's have been granted:

                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                        -------------------------------------



                                              PERCENT OF
                          NUMBER OF             TOTAL
                         SECURITIES          OPTIONS/SAR'S
                         UNDERLYING           GRANTED TO        EXERCISE OR
                        OPTIONS/SAR'S        EMPLOYEES IN        BASE PRICE         EXPIRATION
       NAME              GRANTED (#)         FISCAL YEAR          ($/SH)              DATE
       (a)                  (b)                   (c)              (d)                 (e)
   ------------------   -------------       --------------      -----------         ----------

   Ellen A. Rudnick           105,000                13.8%          $  3.45             7/9/01
                                2,100                 0.3%          $  3.45            7/25/01

   Paul G. Kanan              105,000                13.8%          $  3.45             7/9/01
                                2,100                 0.3%          $  3.45            7/25/01

   G. Russell Warnick          80,000                10.5%          $  3.45             7/9/01
                                6,880                 0.9%          $  3.45            7/25/01




EMPLOYMENT CONTRACTS

    In October, 1996, the Company entered into two year employment agreements with each of Paul Kanan, Ellen Rudnick, G. Russell Warnick and Elizabeth Teng Leary, Ph.D., the Company's key employees. See "Risk Factors -- Dependence on Key Personnel." All such employees are entitled to receive customary benefits including disability benefits, annual salary reviews and participation in all Company stock, health and benefit plans available to other executive officers and employees.

    Mr. Kanan's and Ms. Rudnick's employment agreements provide for annual salaries of $180,000 and $140,000 respectively, and during their employment and for periods ranging from nine months to two years thereafter depending on the circumstances of termination a prohibition from engaging in any business that competes with that of the Company. In addition, both Mr. Kanan and Ms. Rudnick are prohibited from recruiting or soliciting any employee or any person that has a business relationship with the Company for a two year period. If such persons are terminated for "cause," as defined in each employment agreement, such persons will be entitled to receive their respective salary and bonus up to the date of termination. In the event such persons are terminated without cause they shall be entitled to receive immediate payment for all debt owed to them by the Company, plus their salary, bonus and benefits for a period of nine months thereafter. Furthermore, upon termination, any stock options held by Mr. Kanan and Ms. Rudnick received subsequent to July 1, 1996 will accelerate and become exercisable in full during the ninety day period subsequent to the date of termination. The Company has agreed to finance the exercise of these options in exchange for a three-year promissory note with interest payable in either stock or cash on a quarterly basis at the rate of 7 percent of annum. Any such loan by the Company will be collateralized by the shares of Common Stock underlying such options, and the proceeds of the sale of such shares must be used to satisfy such person's obligations to the Company. Options received prior to July 1, 1996 will be unaffected by such termination of employment.

    Mr. Warnick's and Ms. Leary's employment agreements provide for annual base salaries of $90,000 and $85,000, respectively, and contain similar restrictions as described above prohibiting engaging in any business that competes with that of the Company for a period of nine months following termination. In addition, both Mr. Warnick and Ms. Leary will be entitled to a bonus of $50,000 and $30,000, respectively, in the event certain product development and laboratory operation milestones are achieved. Further such persons are prohibited for a period of two years after termination of employment from recruiting or soliciting any employee or any person that has a business relationship with the Company. If such persons are terminated for "cause," as defined in each employment agreement, such terminated person will be entitled to receive their salary and bonus up to the date of termination. In the event such persons are terminated without cause they shall be entitled to receive their salary, bonus and benefits for a period of nine months thereafter and the Company has agreed to indemnify such persons against any liabilities or claims with respect to certain personal guarantees under a lease on behalf of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the period from July 1994 through June 1996, Terry Giles, provided the Company (and PBI-WA), on eight separate occasions, with loans aggregating $400,000. These loans bore interest at annual variable rates ranging from 8.25 percent to 10 percent. All of such loans plus interest were converted into 124,295 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. Additionally, in June 1996, Mr. Giles invested $50,000 in the Company's bridge financing prior to its initial public offering ("IPO").
Mr. Giles received a promissory note in like amount with interest at 14 percent per annum, which note was repaid with a portion the proceeds of a second bridge financing completed prior to the IPO, and an aggregate of 10,000 Warrants to purchase Common Stock through April 30, 1998 at an exercise price equal to $5.70 per share.

    During the period from July 1994 through June 1996, Craig Goldstone, provided the Company (and PBI-WA), on four separate occasions, with loans aggregating $100,879. These loans bore interest at the annual rate of 9.25 percent. $42,500 of such amount plus interest was converted into 12,773 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. $58,334 of such loan amount was used in connection with the second bridge financing completed prior to the IPO for which Mr. Goldstone received a promissory note in like amount with interest at 14 percent per annum, which note was repaid with a portion of the proceeds of the Company's IPO, and an aggregate of 14,583 Warrants to purchase Common Stock through April 30, 1998 at an exercise price equal to $5.70 per share.

    EDF, an entity in which Mary Campbell, a director of the Company, maintains a minority ownership interest, converted an aggregate of $17,500 of loans to the Company plus interest into 5,206 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. Ms. Campbell disclaims beneficial ownership of such shares held by EDF as a result of her minority interest therein.

    In July 1996, the Board of Directors granted Terry Giles, 55,000 shares of Common Stock for services rendered on behalf of the Board of Directors.

    In July 1996, the Board of Directors of the Company granted, pursuant to the Plan, options to purchase Common Stock at an exercise price of $3.45 per share to directors and officers as follows: Paul Kanan -- 80,000; Ellen Rudnick -- 80,000; Craig Goldstone -- 80,000; G. Russell Warnick -- 80,000; Elizabeth Teng Leary -- 80,000; Douglas S. Harrington -- 40,000.

    In July 1996, the Board of Directors of the Company authorized the grant, contemporaneously with the Company's IPO, of options to purchase 50,000 shares of Common Stock at an exercise price equal to the IPO price per share (i.e., $4.75) to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

    In July 1996, the Board of Directors of the Company granted options to purchase Common Stock at an exercise price of $3.45 share in connection with deferred salaries as follows: G. Russell Warnick-- 6,880; and Elizabeth Teng Leary--3,260.

    In August 1996, the Board of Directors of the Company granted 9,000 shares of Common Stock to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

    On September 5, 1996, the Board of Directors adopted resolutions assigning a certain contract and other obligations of the Company to Messrs. Giles and Goldstone and three former directors of PBI-WA. Specifically, the Company is assigning its rights and obligations pursuant to that certain letter agreement dated June 13, 1995 between PBI-WA and Irvine Scientific, the manufacturer of the Company's SPINPRO-Registered Trademark- product, whereby 13,270 shares of the Company's Common Stock were issued to Irvine Scientific in satisfaction of certain indebtedness, subject to a put option whereby the Company would have to repurchase such shares for $140,000 in the event the Company does not exercise its call option to purchase such shares prior to January 1, 1999. The Company did not want to risk using its cash resources in connection with the put option and, accordingly, has given up its rights with respect to the call option.

    In September 1997, the Board of Directors of the Company granted, pursuant to the Plan, options to purchase Common Stock at an exercise price of $3.44 per share to directors and officers as follows: Paul Kanan -- 25,000; Ellen Rudnick -- 25,000; G. Russell Warnick -- 15,000; Elizabeth Teng Leary -- 15,000; Peter Ludlum -- 7,500.

    In September 1997, the Board of Directors of the Company granted 25,000 options to purchase Common Stock at an exercise price of $3.44 per share to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

    Additionally, Messrs. Giles and Goldstone and three former directors of PBI-WA have agreed to assume the Company's obligations (i) under a severance arrangement with a former employee whereby the Company would be obligated to pay such former employee $50,000 upon consummation of an IPO, and (ii) pursuant to the Agreement of Merger and Plan of Reorganization, dated September 30, 1994, by and between Merchant House Scientific, Inc. and PBI-WA, whereby the Company would be obligated to issue certain additional shares of its Common Stock to former PBI-WA stockholders who have not previously waived their rights to receive such shares as a result of the inability of the Company to achieve certain minimum revenue targets for its SPINPRO-Registered Trademark- product by June 30, 1996.

    Paul Kanan and Ellen Rudnick, are principals of CEO Advisors, a company that provided management services to BioQuant beginning in 1993. This arrangement has been terminated effective upon the consummation of the Mergers on June 28, 1996, except for the provision of an assistant to Ellen Rudnick, rent and office support on a pro rata basis at the estimated annual rate of $28,000. During fiscal 1995 and fiscal 1996, BioQuant paid CEO Advisors an aggregate of $109,000 and $186,000, respectively, for all services rendered. Amounts outstanding at June 30, 1996 under this arrangement aggregated $187,000, which is evidenced by two promissory notes in the principal amount of $93,500 and bear interest at 7 percent per annum. The promissory notes were issued to each of Paul Kanan and Ellen Rudnick along with options to purchase 27,100 shares of Common Stock at an exercise price of $3.45 as an inducement to accept the notes in lieu of cash. The notes are payable on demand.

    The Company has entered into deferred compensation with four of its senior executives, Paul Kanan, Ellen Rudnick, G. Russell Warnick and Elizabeth Teng Leary. At June 30, 1997, the Company's deferred compensation obligation was $65,413. Compensation expense in connection with these agreements was $30,417 and $22,496 for the years ended June 30, 1997 and 1996, respectively, and $54,413 for the period from inception to June 30, 1997. The liability for deferred compensation of $65,413 was converted into promissory notes bearing annual interest at 7% and are payable on demand.

    The Company believes that the transactions between the Company and its officers and directors described above are on terms no less favorable to the Company then could have been obtained from unaffiliated parties under similar circumstances.

FILING REQUIREMENTS

    The Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 1997, except that Mary Campbell and Terry Giles, directors of the Company, did not file applicable amendments to their beneficial ownership statements with respect to a change from indirect ownership to direct ownership as a result of the exercises of certain options and distribution to limited partners, respectfully. Such applicable filings have since been made.

                                      PROPOSAL 2

                APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

    The Board of Directors approved the amendment to the 1996 Stock Incentive Plan at a meeting of the Board of Directors on August 28, 1997, subject to the approval of the stockholders to provide (i) that the aggregate number of shares of Common Stock subject to options or awards under the Stock Incentive Plan be increased from 1,000,000 to 2,000,000 and accordingly (ii) that the number of shares reserved for the future issuance of shares of Common Stock upon the exercise of options under the Stock Incentive Plan be increased from 1,000,000 to 2,000,000. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present and entitled to vote at the annual meeting is required to approve the amendment to the 1996 Stock Incentive Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN.

SUMMARY OF THE 1996 STOCK INCENTIVE PLAN

    The Company adopted a Stock Incentive Plan (the "Plan") in July 1996 to induce certain individuals to remain in the employ or service of the Company and its subsidiaries and to attract new employees and non-employee directors. The Plan is administered by the Committee, which will have the exclusive power to select the officers, directors, consultants, advisors and employees of the Company who are eligible for option grants or awards, and to determine the terms and conditions of any options or awards granted, including but not limited to the option price, method of exercise and the term during which the options may be exercised. The total number of shares of Common Stock reserved for issuance under the Plan is 1,000,000 (2,000,000 if the amendment to the Plan is approved at the Annual Meeting). Options granted under the Plan may be non-qualified options, options qualifying as incentive stock options within the meaning of
Section 422(b) of the Code, or stock appreciation rights. The Committee may also award restricted stock, performance shares, loans or tax offset payments. The option price of each incentive stock option ("ISO") granted under the Plan shall be not less than the fair market value (110 percent of the fair market value if the grant is to an employee owning more than 10 percent of the outstanding Common Stock) of the Common Stock subject to the option, as determined in good faith by the Committee. ISO's granted under the Plan will be exercisable for a period, not to exceed ten years, as determined by the Committee. The option exercise price and period within which non-qualified options may be exercised will be determined at the discretion of the Committee. The Plan will terminate not later than July 9, 2006. To date 1,430,947 options to purchase Common Stock have been issued in connection with the Plan, of which 491,535 options were issued to replace options held by BioQuant stockholders prior to the merger.

    The initial per share exercise price for an ISO may not be less than the fair market value thereof on the date of grant, or 110 percent of such fair market value with respect to a participant who, at such time, owns stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a non-qualified stock option may not be less than 85 percent of the fair market value thereof on the date of grant or 100 percent of such fair market value with respect to a participant who is, or may reasonably be expected to become, a "covered employee" within the meaning of section 162(m)(3) of the Code. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Common Stock on the date of grant.

    No option granted pursuant to the Plan may be exercised more than ten years after the date of grant, except that ISO's granted to participants who own more than 10 percent of the total combined voting power of all classes of stock of the Company at the time the ISO is granted may not be exercised after five years after the date of grant. No participant may be granted ISOs that are exercisable for the first time in any one calendar year with respect to Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the Plan is transferable by the optionee other than by death.

     Generally, an option may be exercised only while the recipient is in the active employ or service of the Company, or within thirty days after termination of a participant's employment or service as a director other than by reason of retirement or death, or within one year after termination of employment or service by reason of death, or within ninety days after termination of a participant's termination of employment or service by reason of retirement.

In the event of the death or retirement of an optionee, each option granted to him shall become immediately exercisable in full.

                                      PROPOSAL 3

                                SELECTION OF AUDITORS

     The Board of Directors has selected Coopers and Lybrand, LLP, independent auditors, to serve as auditors of the Company for the fiscal year ending June 30, 1998. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

     Representatives of Coopers and Lybrand, LLP will not be present at the Meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person and by proxy at the Meeting and entitled to vote thereon is necessary for the ratification of the appointment of the auditors. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS, UNLESS OTHERWISE SPECIFIED IN THE PROXY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF COOPERS AND LYBRAND, LLP.

                                    MISCELLANEOUS

     Any proposal of an eligible stockholder intended to be presented at the next annual meeting of stockholders must be received by the Company for inclusion in its proxy material and form of proxy relating to that annual meeting no later than July 15, 1998.

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company will reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED AS AN EXHIBIT HERETO. ADDITIONAL COPIES ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO: PACIFIC BIOMETRICS, INC., 1370 REYNOLDS AVENUE, SUITE 119, IRVINE, CALIFORNIA 92614; ATTENTION: PETER B. LUDLUM.


                                        By order of the Board of Directors,

                                        /s/ Paul G. Kanan
                                        -------------------------------------
                                        Paul G. Kanan
                                        President and Chief Executive Officer


Irvine, California
October 9, 1997

                            PACIFIC BIOMETRICS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 13, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

    The undersigned stockholder of Pacific Biometrics, Inc. (the "Company") hereby appoints each of Ellen Rudnick and Paul Kanan, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the offices of the Company, 220 W. Harrison, Seattle, Washington, at 10:00 A.M., on November 13, 1997, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

    This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN, "FOR" THE RATIFICATION OF COOPERS AND LYBRAND, LLP AS AUDITORS OF THE COMPANY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

1.         Election of          FOR all nominees listed below             WITHHOLD AUTHORITY
           Directors            (EXCEPT AS MARKED TO THE CONTRARY BELOW)  TO VOTE FOR ALL NOMINEES LISTED
                                / /                                       BELOW / /

 Nominees: Ellen Rudnick, Paul G. Kanan, Mary L. Campbell, Craig M. Goldstone,
                  Terry M. Giles and Douglas Harrington, M.D.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)
                                        ________________________________________

2.         Ratification of the amendments to the 1996 Stock Incentive Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

3.         Ratification of the selection of Coopers and Lybrand, LLP as auditors of the Company for the year ending June 30, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.         In their discretion, on any other matters that may properly come before the Meeting and any adjournments thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
                                           Dated _________________________, 1997
                                           _____________________________________

                                                Signature of Stockholder(s)
                                           _____________________________________

                                                  Name of Stockholder(s)

                                           NOTE: When shares are held by joint
                                           tenants, both should sign. When
                                           signing as attorney, executor,
                                           administrator, trustee, custodian,
                                           guardian or corporate officer, please
                                           give your full title as such. If a
                                           corporation, please sign full
                                           corporate name by authorized officer.
                                           If a partnership, please sign in
                                           partnership name by authorized
                                           person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.